Exhibit 99.2

CONTANGO ANNOUNCES CLOSING OF PRIVATE EQUITY CAPITAL RAISE

HOUSTON, Dec. 23, 2019 (GLOBE NEWSWIRE) — Contango Oil & Gas Company (NYSE American: MCF) (“Contango” or the “Company”) today announced that it has closed its previously announced private placement of 19,000,000 shares of common stock and 2,340,000 shares of Series C preferred stock. The Company received gross proceeds of approximately $53.35 million, which it intends to use for general corporate purposes, including capital expenditures under the Company’s concurrently announced Joint Development Agreement with Juneau Oil & Gas, LLC. The preferred stock ranks pari passu with the Company’s common stock and which will automatically convert into common stock upon approval of the Company’s shareholders.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock and Series C preferred stock sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws and, unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Contango Oil & Gas Company is a Houston, Texas based, independent oil and natural gas company whose business is to maximize production and cash flow from its offshore properties in the shallow waters of the Gulf of Mexico and onshore properties in Texas, Oklahoma and Wyoming and to use that cash flow to explore, develop, exploit, increase production from and acquire crude oil and natural gas properties in West Texas, the Texas Gulf Coast, Oklahoma and the Rocky Mountain regions of the United States.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on Contango’s current expectations and include statements regarding the use of proceeds and the beliefs, plans, objectives, assumptions, strategies or statements about future events or performance. Words and phrases used to identify forward-looking statements include terms such as “expects,” “believes,” “projects,” “anticipates,” “plans,” “estimates,” “potential,” “efforts,” or “intends,” or words and phrases stating that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to market conditions, industry conditions, actions by shareholders, and other factors which could affect Contango’s operations or financial results, including those described in Contango’s Annual Report on Form 10-K and other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results, and developments may differ materially from the projections in the forward-looking statements. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

Contango Oil & Gas Company

E. Joseph Grady, 713-236-7400

Senior Vice President and Chief Financial Officer